As filed with the Securities and Exchange Commission on March 2, 2017
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_________________________
BABCOCK & WILCOX ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	47-2783641
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number

The Harris Building
13024 Ballantyne Corporate Place
Suite 700
Charlotte, North Carolina 28277
Phone: (704) 625-4900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________________
E. James Ferland
Chairman and Chief Executive Officer
Babcock & Wilcox Enterprises, Inc.
The Harris Building
13024 Ballantyne Corporate Place
Suite 700
Charlotte, North Carolina 28277
 Phone: (704) 625-4900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________
Copies to: Michael J. Solecki Jones Day 901 Lakeside Avenue Cleveland, Ohio 44114-1190 Phone: (216) 586-3939 Fax: (216) 579-0212
_________________________
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.   ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	3,600,000 (1) (2)	$10.47 (3)	$37,692,000 (3)	$4,368.50 (3)(4)

(1)
Represents the maximum number of shares of common stock, par value $0.01 per share, of Babcock & Wilcox Enterprises, Inc. (the “Registrant”) issuable pursuant to the Babcock & Wilcox Enterprises, Inc. Amended and Restated 2015 Long-Term Incentive Plan (the “Plan”) being registered hereon.

(2)
Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of the Plan.

(3)
Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock reported on the New York Stock Exchange as of March 1, 2017, a date that is within five business days prior to the filing of this registration statement.

(4)
Pursuant to Rule 457(p) under the Securities Act, this fee is being offset entirely against $4,368.50, representing the dollar amount of the filing fee previously paid by the Registrant that corresponds to unsold shares registered pursuant to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-216314) filed under the Securities Act on February 28, 2017 and subsequently withdrawn on March 2, 2017. As a result, no filing fee is due in connection with this filing.

Prospectus
Babcock & Wilcox Enterprises, Inc.
Babcock & Wilcox Enterprises, Inc.
Amended and Restated 2015 Long-Term Incentive Plan
Common Stock
(par value $0.01 per share)
The 3,600,000 shares of common stock covered by this prospectus may be acquired by participants in the Babcock & Wilcox Enterprises, Inc. Amended and Restated 2015 Long-Term Incentive Plan, which we refer to as the Plan, upon the exercise of certain stock options to purchase shares of our common stock and upon vesting of stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units (collectively, “awards”) issued pursuant to the Plan. Participants in the Plan who may acquire shares of common stock under this prospectus are former employees of Babcock & Wilcox Enterprises, Inc. and current directors and employees of BWX Technologies, Inc. (formerly known as The Babcock & Wilcox Company). All awards are subject to the terms of the Plan and the applicable award agreement. Any proceeds received by us from the exercise of stock options covered by the Plan will be used for general corporate purposes.
Our common stock is listed on the New York Stock Exchange under the symbol “BW.” On March 1, 2017, the closing price of our common stock on the New York Stock Exchange was $10.33 per share.
In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 6.
_________________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
The date of this prospectus is March 2, 2017.

About This Prospectus
We have not authorized anyone to provide you with different information from the information contained or incorporated by reference in this prospectus. You should not assume that the information contained in this prospectus or any document incorporated by reference is accurate as of any date, other than the date mentioned on the cover page of these documents. We are not making offers to sell the common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
Unless we otherwise state or the context otherwise indicates, all references in this prospectus to “B&W,” “us,” “our,” or “we” mean Babcock & Wilcox Enterprises, Inc. and its subsidiaries, and all references to “BWXT” mean BWX Technologies, Inc. (formerly known as The Babcock & Wilcox Company) and its subsidiaries, other than, for all periods following the spin-off (as defined below), B&W.
Where You Can Find More Information
We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. We file reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available at the SEC’s website at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at our website at http://www.babcock.com. The information contained on or accessible through our website is not a part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.
Information We Incorporate By Reference
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We incorporate by reference the documents listed below and any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (2) after the date of this prospectus until the offering of the securities is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2016; and

•
the description of our capital stock contained in our Information Statement, filed as Exhibit 99.1 to Amendment No. 4 to our Registration Statement on Form 10 (File No. 001-36876), filed on June 9, 2016, including any amendment or report filed for the purpose of updating such description.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.
We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:
Babcock & Wilcox Enterprises, Inc.
The Harris Building
13024 Ballantyne Corporate Place, Suite 700
Charlotte, North Carolina 28277
(704) 625-4900
Attention: Investor Relations

The Company
B&W is a leading technology-based provider of advanced fossil and renewable power generation and environmental equipment that includes a broad suite of boiler products, environmental systems, and services for power and industrial uses. We specialize in technology and engineering for power generation and various other industries, the related procurement, erection and specialty manufacturing of equipment, and the provision of related services, including:

•	high-pressure equipment for energy conversion, such as boilers fueled by coal, oil, bitumen, natural gas, and renewables including municipal solid waste and biomass fuels;

•
environmental control systems for both power generation and industrial applications to incinerate, filter, capture, recover and/or purify air, liquid and vapor-phase effluents from a variety of power generation and specialty manufacturing processes;

•
aftermarket support for the global installed base of operating plants with a wide variety of products and technical services including replacement parts, retrofit and upgrade capabilities, field engineering, construction, inspection, operations and maintenance, condition assessment and other technical support;

•	custom-engineered comprehensive dry and wet cooling solutions;

•	gas turbine inlet and exhaust systems, custom silencers, filters and custom enclosures; and

•	engineered-to-order services, products and systems for energy conversion worldwide and related auxiliary equipment, such as burners, pulverizers, soot blowers and ash and material handling systems.
We operate in three reportable segments: Power, Renewable and Industrial. Through our Power segment, we provide the supply of and aftermarket services for steam-generating, environmental, and auxiliary equipment for power generation and other industrial applications. Through our Renewable segment, we supply steam-generating systems, environmental and auxiliary equipment for the waste-to-energy and biomass power generation industries. Our Industrial segment provides custom-engineered environmental solutions, industrial equipment and aftermarket parts and services through Babcock & Wilcox MEGTEC Holdings, Inc., and provides custom-engineered comprehensive dry and wet cooling solutions and aftermarket services to the power generation industry including natural gas-fired and renewable energy power plants, as well as downstream oil and gas, petrochemical and other industrial end markets through SPIG S.p.A., which we acquired on July 1, 2016.
Our overall activity depends significantly on the capital expenditures and operations and maintenance expenditures of global electric power generating companies, other steam-using industries and industrial facilities with environmental compliance and noise abatement needs. Several factors influence these expenditures, including:

•	prices for electricity, along with the cost of production and distribution including the cost of fuel within the United States or internationally;

•	demand for electricity and other end products of steam-generating facilities;

•	requirements for environmental and noise abatement improvements;

•	expectation of future requirements to further limit or reduce greenhouse gas and other emissions in the United States and internationally;

•	environmental policies which include waste-to-energy or biomass as options to meet legislative requirements and clean energy portfolio standards;

•	level of capacity utilization at operating power plants and other industrial uses of steam production;

•	requirements for maintenance and upkeep at operating power plants to combat the accumulated effects of usage;

•	overall strength of the industrial industry; and

•	ability of electric power generating companies and other steam users to raise capital.
Customer demand is heavily affected by the variations in our customers' business cycles and by the overall economies and energy, environmental and noise abatement needs of the countries in which they operate.
On June 8, 2015, the board of directors of The Babcock & Wilcox Company (now known as BWX Technologies, Inc.) ("BWC" or the "former Parent") approved the spin-off of B&W through the distribution of shares of B&W common stock to holders of BWC common stock. The distribution of B&W common stock was made on June 30, 2015, and consisted of one share of B&W common stock for every two shares of BWC common stock to holders of BWC common stock as of 5:00 p.m. New York City time on the record date, June 18, 2015. Cash was paid in lieu of any fractional shares of B&W common stock.

On June 30, 2015, B&W became a separate publicly traded company, and BWC did not retain any ownership interest in B&W. We filed our Form 10 describing the spin-off with the Securities and Exchange Commission, which was declared effective on June 16, 2015.
Corporate Information
We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at The Harris Building, 13024 Ballantyne Corporate Place, Suite 700, Charlotte, North Carolina 28277. Our telephone number is (704) 625-4900. Our website is http://www.babcock.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

Risk Factors
An investment in our common stock involves risk. We urge you to carefully consider the risks and other information described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated herein by reference, and in other filings we make with the SEC. Any of the risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations or financial condition.
Disclosure Regarding Forward-Looking Statements
This prospectus, including the documents incorporated by reference, contains, and any prospectus supplement may contain, “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “plan,” “predict,” “project,” “seek,” “target,” “could,” “may,” “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus.
These forward-looking statements include, but are not limited to, statements that relate to, or statements that are subject to risks, contingencies or uncertainties that relate to:

•	the expected benefits of the spin-off;

•	our business strategy;

•
future levels of revenues (including our backlog and projected claims to the extent either may be viewed as an indicator of future revenues), operating margins, income from operations, net income or earnings per share;

•	anticipated levels of demand for our products and services;

•	future levels of research and development, capital, environmental or maintenance expenditures;

•	our beliefs regarding the timing and effects on our business of environmental and tax legislation, rules and regulations;

•	the success or timing of completion of ongoing or anticipated capital or maintenance projects;

•	expectations regarding the acquisition or divestiture of assets and businesses;

•	our ability to obtain appropriate insurance and indemnities;

•	the potential effects of judicial or other proceedings, including tax audits, on our business, financial condition, results of operations and cash flows;

•	the anticipated effects of actions of third parties such as competitors, or federal, foreign, state or local regulatory authorities, or plaintiffs in litigation; and

•	the effective date and expected impact of accounting pronouncements.
These forward-looking statements address matters that involve risks and uncertainties and include statements that reflect the current views of our senior management with respect to our financial performance and future events with respect to our business and industry in general. There are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Differences between actual results and any future performance suggested in our forward-looking statements could result from a variety of factors, including the following:

•	the highly competitive nature of our businesses;

•	general economic and business conditions, including changes in interest rates and currency exchange rates;

•	general developments in the industries in which we are involved;

•	cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings;

•	our ability to perform projects on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers;

•	changes in our effective tax rate and tax positions;

•
our ability to maintain operational support for our information systems against service outages and data corruption, as well as protection against cyber-based network security breaches and theft of data;

•	our ability to protect our intellectual property and renew licenses to use intellectual property of third parties;

•	our use of the percentage-of-completion method of accounting;

•	our ability to obtain and maintain surety bonds, letters of credit and similar financing;

•	the risks associated with integrating businesses we acquire;

•	our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products;

•	the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us;

•	changes in, or our failure or inability to comply with, laws and government regulations;

•	difficulties we may encounter in obtaining regulatory or other necessary permits or approvals;

•	changes in, and liabilities relating to, existing or future environmental regulatory matters;

•	our limited ability to influence and direct the operations of our joint ventures;

•	potential violations of the Foreign Corrupt Practices Act;

•	our ability to successfully compete with current and future competitors;

•	the loss of key personnel and the continued availability of qualified personnel;

•	our ability to negotiate and maintain good relationships with labor unions;

•	changes in pension and medical expenses associated with our retirement benefit programs;

•	social, political, competitive and economic situations in foreign countries where we do business or seek new business;

•	the possibilities of war, other armed conflicts or terrorist attacks;

•	the other risks described in this prospectus; and

•	other risks that are discussed in Item 1A, “Risk Factors” and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
The risks described in our Annual Report and elsewhere are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows.
The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We caution readers not to place undue reliance on the statements, which speak only as of the date of this prospectus. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.
We disclose important factors that could cause our actual results to differ materially from our expectations implied by our forward-looking statements under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the documents we incorporate by reference and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributed to us or persons acting on our behalf. When we indicate that an event, condition or circumstance could or would have an adverse effect on us, we mean to include effects upon our business, financial and other condition, results of operations, prospects and ability to service our debt.

Use of Proceeds
Any proceeds received by us from the exercise of stock options covered by the Plan will be used for general corporate purposes. These proceeds represent the exercise prices for the stock options. We cannot estimate the amount of any such proceeds at this time.

Description of Capital Stock
Introduction
In the discussion that follows, we have summarized selected provisions of our certificate of incorporation and bylaws relating to our capital stock. This summary is not complete. This discussion is qualified in its entirety by reference to our certificate of incorporation and bylaws. You should read the provisions of our certificate of incorporation and bylaws as currently in effect for provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Information We Incorporate By Reference.”
Authorized Capital Stock
Our authorized capital stock consists of:

•	200,000,000 shares of common stock; and

•	20,000,000 shares of preferred stock, issuable in series.
Each authorized share of common stock has a par value of $0.01. The authorized shares of preferred stock have a par value of $0.01 per share.
Common Stock
Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders, other than any matter that (1) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (2) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Our board of directors may grant holders of preferred stock, in the resolutions creating the series of preferred stock, the right to vote on the election of directors or any questions affecting our company.
Holders of our common stock are entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. Any future dividends will be paid at the discretion of our board of directors after taking into account various factors, including:

•	general business conditions;

•	industry practice;

•	our financial condition and performance;

•	our future prospects;

•	our cash needs and capital investment plans;

•	our obligations to holders of any preferred stock we may issue;

•	income tax consequences; and

•	the restrictions Delaware and other applicable laws and our contractual arrangements then impose.
If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.
Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund. All of our outstanding shares of common stock are fully paid and non-assessable.
Our common stock is listed on the New York Stock Exchange under the symbol “BW.” The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock
At the direction of our board of directors, without any action by the holders of our common stock, we may issue one or more series of preferred stock from time to time. Our board of directors can determine the number of shares of each series of preferred stock, the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series.
Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of our common stockholders. For example, any preferred stock issued may rank senior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, may discourage an unsolicited acquisition proposal or bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.
Limitation on Directors’ Liability
Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent Delaware law permits. Specifically, no director will be personally liable for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware; and

•	for any transaction from which the director derived an improper personal benefit.
This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities.
Statutory Business Combination Provision
As a Delaware corporation, we are subject to Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a Delaware corporation’s outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years following the date that person became an interested stockholder unless:

•
before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

•
on completion of the transaction that resulted in that person’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.
Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws
Some of the provisions of our certificate of incorporation and bylaws discussed below may have the effect, either alone or in combination with Section 203 of the General Corporation Law of the State of Delaware, of making more difficult or discouraging a tender offer, proxy contest, merger or other takeover attempt that our board of directors opposes but that a stockholder might consider to be in its best interest. These provisions could also have the effect of increasing the bargaining leverage of our board of directors, on behalf of our stockholders, in any future negotiations concerning a potential change of control of our company. Our board of directors has observed that certain tactics that bidders employ in making unsolicited bids for control of a corporation, including hostile tender offers and proxy contests, have become relatively common in modern takeover practice. Our board of directors considers those tactics to be disruptive and potentially contrary to the overall best interests of our stockholders. In particular, bidders may use these tactics in conjunction with an attempt to acquire a corporation at an unfairly low price. In some cases, a bidder will make an offer for less than all the outstanding capital stock of the target company, potentially leaving stockholders with the alternatives of partially liquidating their investment at a time that may be disadvantageous to them or retaining an investment in the target company under substantially different management with objectives that may not be the same as the new controlling stockholder. The concentration of control in our company that could result from such an offer could deprive our remaining stockholders of the benefits of listing on the New York Stock Exchange and public reporting under the Exchange Act.
While our board of directors does not intend to foreclose or discourage reasonable merger or acquisition proposals, it believes that value for our stockholders can be enhanced by encouraging would-be acquirers to forego hostile or coercive tender offers and negotiate terms that are fair to all stockholders with our board of directors. Our board of directors believes that the provisions described below will (1) discourage disruptive tactics and takeover attempts at unfair prices or on terms that do not provide all stockholders with the opportunity to sell their stock at a fair price and (2) encourage third parties who may seek to acquire control of our company to initiate such an acquisition through negotiations directly with our board of directors. Our board of directors also believes these provisions will help give it the time necessary to evaluate unsolicited offers, as well as appropriate alternatives, in a manner that assures fair treatment of our stockholders. Our board of directors recognizes that a takeover might in some circumstances be beneficial to some or all of our stockholders, but, nevertheless, believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure our company outweigh the disadvantages of discouraging those proposals.
Our certificate of incorporation provides that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Our bylaws provide that only a majority of our board of directors or the chairman of our board of directors may call a special meeting of our board of directors or our stockholders.
Our certificate of incorporation provides for a classified board of directors. Our board of directors is divided into three classes, with the directors of each class as nearly equal in number as possible. At each annual meeting of our stockholders, the term of a different class of our directors expires. As a result, our stockholders elect approximately one-third of our board of directors each year. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.
Our certificate of incorporation provides that the number of directors will be fixed exclusively by, and may be increased or decreased exclusively by, our board of directors from time to time, but will not be less than three. Our certificate of incorporation provides that directors may be removed only with cause or upon a board determination (as such terms are defined in our certificate of incorporation) and, in either case, by a vote of at least 80% of the voting power of our outstanding voting stock. A vacancy on our board of directors may be filled by a vote of a majority of the directors in office, and a director appointed to fill a vacancy serves for the remainder of the term of the class of directors in which the vacancy occurred. These provisions prevent our stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.
Our bylaws contain advance notice and other procedural requirements that apply to stockholder nominations of persons for election to our board of directors at any annual or special meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. In the case of any annual meeting, a stockholder proposing to nominate a person for election to our board of directors or proposing that any other action be taken is required to give our Corporate Secretary written notice of the proposal not less than 90 days and not more than 120 days before the anniversary of the date of the immediately preceding annual meeting of stockholders. These stockholder proposal deadlines are subject to exceptions if the pending annual meeting date is more than 30 days prior to or more than 30 days after the anniversary of the immediately preceding annual meeting. If the chairman of our board of directors or a majority of our board of directors calls a special meeting of stockholders for the election of directors, a stockholder proposing to nominate a person for that election must give our Corporate Secretary written notice of the proposal not earlier than 120 days prior to that special meeting and not later than the last to occur of (1) 90 days prior to that special meeting or (2) the 10th day following the day we publicly disclose the date of the special meeting. Our bylaws prescribe specific information that any such stockholder notice must contain. These advance notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.
Our certificate of incorporation provides that our stockholders may adopt, amend and repeal our bylaws at any regular or special meeting of stockholders by a vote of at least 80% of the voting power of our outstanding voting stock, provided the notice of intention to adopt, amend or repeal the bylaws has been included in the notice of that meeting. Our certificate of incorporation also confers on our board of directors the power to adopt, amend or repeal our bylaws with the affirmative vote of a majority of the directors then in office.
As discussed above under “-Preferred Stock,” our certificate of incorporation authorizes our board of directors, without the approval of our stockholders, to provide for the issuance of all or any shares of our preferred stock in one or more series and to determine the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series. The issuance of shares of our preferred stock or rights to purchase shares of our preferred stock could discourage an unsolicited acquisition proposal. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of our common stockholders.

Plan of Distribution
In connection with the spin-off, holders of BWXT equity awards under BWXT’s equity compensation programs received “Adjusted Awards,” meaning that they had those awards adjusted into an award based on BWXT’s common stock or an award based on our common stock, as applicable. The awards that are based on our common stock were granted by us under the Plan, in accordance with the terms of the employee matters agreement that we entered into with BWXT in connection with the spin-off, and were made in substitution of, or in connection with stock options, restricted shares, restricted stock units, deferred stock units and performance shares that were granted under a BWXT equity compensation program. The registration statement of which this prospectus forms a part covers awards that were granted to individuals who, at the time of the spin-off, were no longer employed by B&W and current directors and employees of BWXT and their donees, pledgees, permitted transferees, assignees, successors and others who come to hold any such Adjusted Awards. The prospectus does not cover any Adjusted Awards that were granted to any individual who, upon completion of the spin-off, was employed by or was serving on the board of directors of either BWXT or B&W, or any other awards that we may grant under the Plan in the future.
Description of Award Adjustments
The Plan permits the issuance of awards in partial substitution for awards relating to common stock of BWXT immediately prior to the spin-off. The employee matters agreement provides, among other things, the mechanics for the conversion and adjustment on the distribution date of equity awards granted under BWXT’s equity compensation programs into adjusted BWXT awards and Adjusted Awards, as follows:

•
Each option to purchase shares of BWXT common stock that was granted during 2015 prior to, and was outstanding as of, the distribution date to an officer or employee of BWXT who remained an officer or employee of BWXT and did not become an officer or employee of B&W in connection with the spin-off was replaced with an adjusted option to purchase BWXT common stock. Each of those adjusted options reflect adjustments that were generally intended to preserve the intrinsic value of the original option and the ratio of the exercise price to the fair market value of the stock subject to the option by adjusting the number of shares purchasable and the exercise price, by reference to the volume-weighted-average trading price of BWXT common stock trading “regular way” on the distribution date and the simple average of the volume-weighted-average trading price of BWXT common stock on each of the first three trading days following the distribution date. The replacement options are generally subject to the same terms and conditions as the options that were replaced. To the extent the options that were replaced were vested, the replacement options are also vested.

•
Each option to purchase shares of BWXT common stock that was granted during 2015 prior to, and was outstanding as of, the distribution date to a person who was or became an officer or employee of B&W in connection with the spin-off was replaced with substitute options to purchase shares of B&W common stock. Each of those substitute options have terms that were generally intended to preserve the intrinsic value of the original option and the ratio of the exercise price to the fair market value of the stock subject to the option by adjusting the number of shares purchasable and the exercise price, by reference to the volume-weighted-average trading price of BWXT common stock trading “regular way” on the distribution date and the simple average of the volume-weighted-average trading price of B&W common stock on each of the first three trading days following the distribution date. The substitute options are generally subject to the same terms and conditions as the options that were replaced. To the extent the options that were replaced were vested, the substitute options are also vested.

•
Each option to purchase shares of BWXT common stock that was granted prior to 2015 and was outstanding as of the distribution date was replaced with both an adjusted BWXT stock option and a substitute B&W stock option. Both options, when combined, have terms that were generally intended to preserve the intrinsic value of the original option and the ratio of the exercise price to the fair market value of the stock subject to the option, by reference to the ratio of one share of B&W common stock that was distributed for every two shares of BWXT common stock in the spin-off, the volume-weighted-average trading price of BWXT common stock trading “regular way” on the distribution date and the simple average of the volume-weighted-average trading price of BWXT common stock and B&W common stock on each of the first three trading days following the distribution date. Both the replacement and the substitute options are generally subject to the same terms and conditions as the original options.

•
BWXT restricted stock unit awards granted during 2015 prior to the distribution date to officers or employees of BWXT who remained officers or employees of BWXT and did not become officers or employees of B&W in connection with the spin-off were replaced with adjusted BWXT awards, each of which generally preserved the value of the original award. The adjusted awards are generally subject to the same terms and conditions as the awards that were replaced.

•
BWXT restricted stock unit awards granted during 2015 prior to the distribution date to persons who were or became officers or employees of B&W in connection with the spin-off were converted into substitute B&W awards, each of which generally preserved the value of the original award. The adjusted awards are generally subject to the same terms and conditions as the awards that were replaced.

•
BWXT restricted stock unit awards granted prior to 2015 and outstanding as of the distribution date, any restricted stock unit awards granted to BWXT’s directors prior to the distribution date that were deferred by such directors, if any, and any BWXT restricted stock awards granted pursuant to retention agreements entered into with certain employees of BWXT in contemplation of the spin-off, were replaced with both (1) adjusted BWXT awards and (2) substitute B&W awards, which were determined by reference to the ratio of one share of B&W common stock that was distributed for every two shares of BWXT common stock in the spin-off and which, when combined, generally preserve the value of the original award. The adjusted awards are generally subject to the same terms and conditions as the awards that were replaced.

•
BWXT performance share awards granted prior to 2015 and outstanding as of the distribution date were generally converted into unvested rights to receive the value of deemed target performance in unrestricted shares of a combination of BWXT common stock and B&W common stock, determined by reference to the ratio of one share of B&W common stock that was distributed for every two shares of Company common stock in the spin-off, in each case with the same vesting terms as the original awards.

Any former employees of BWXT or B&W as of the distribution date who held outstanding stock options, restricted stock units, deferred stock units or performance shares that were unvested had their stock options, restricted stock units, deferred stock units or performance shares similarly adjusted or replaced as a result of the spin-off.
In the case of adjusting BWXT options or granting substitute B&W options, the conversion formula may have resulted in fractional shares or fractional cents. Any fractional shares subject to adjusted BWXT options and substitute B&W options were disregarded, and the number of shares subject to such options were rounded down to the next lower whole number of shares. The exercise price for such options was rounded up to the next higher whole cent.
The mechanics for conversion and adjustment of the equity awards summarized above are more fully described in Article III of the employee matters agreement. The foregoing descriptions of the equity award adjustments are qualified in their entirety by the complete terms and conditions of the employee matters agreement, which is filed as exhibit 10.2 to our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated in this prospectus by reference.

The Plan
We adopted the Babcock & Wilcox Enterprises, Inc. Amended and Restated 2015 Long-Term Incentive Plan in 2016. The Plan is to remain in effect, subject to the right under the Plan of our board of directors to amend or terminate the Plan, until all of our common stock that is subject to the Plan has been purchased or acquired, provided that no awards may be granted under the Plan on or after June 1, 2025. The Plan is generally administered by the Compensation Committee of our board of directors and enables the Compensation Committee to provide equity and incentive compensation to our officers, other key employees and our non-employee directors. Pursuant to the Plan, we may grant stock options (including “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, or the Code), stock appreciation rights, restricted shares, restricted stock units, performance shares, performance units, cash incentive awards, and certain other awards based on or related to our common stock, subject to certain share and dollar limitations as described in the Plan. The Plan permits us to grant both awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code and awards that are not intended to so qualify.
The Plan permits the evidence of award with respect to any grant under the Plan to provide for accelerated vesting or exercise, including in the event of the grantee’s retirement, death or disability. Accelerated vesting or exercise in the event of a “change in control,” as defined in the Plan, is also permitted under the Plan as long as such acceleration occurs in connection with a termination of employment without cause or the award is not assumed or converted into replacement awards as part of a transaction as described below and in the Plan. Further, it requires the Compensation Committee to make adjustments to outstanding awards in the event of certain corporate transactions or changes in the capital structure of B&W.
The Plan authorized the grant of “Adjusted Awards” to holders of BWXT equity awards under BWXT’s equity compensation plans as of the distribution date. In connection with the distribution of shares of B&W common stock to BWXT’s stockholders, our Compensation Committee authorized Adjusted Awards of B&W stock options, stock appreciation rights, restricted shares, restricted stock units, and performance restricted stock units under the Plan to then-current holders of corresponding awards covering equity of BWXT, as described above under “Description of Award Adjustments.”
Subject to adjustment as described in the Plan, total awards under the Plan are limited to 8,300,000 shares of B&W common stock. These shares may be shares of original issuance or treasury shares or a combination of the foregoing.
The Plan also provides that, subject to adjustment as described in the Plan:

•	the aggregate number of common shares actually issued or transferred upon the exercise of incentive stock options will not exceed 1,200,000 shares of common stock;

•	no participant will be granted stock options or stock appreciation rights, in the aggregate, for more than 1,200,000 common shares during any calendar year;

•
no participant will be granted awards of restricted shares or restricted stock units that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, in the aggregate, for more than 1,200,000 common shares during any calendar year;

•
no participant will be granted awards of performance shares that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, in the aggregate, for more than 1,200,000 common shares during any calendar year;

•
no participant in any calendar year will receive an award of performance units or other awards payable in cash that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, other than cash incentive awards, having an aggregate maximum value in excess of $6 million; and

•
no participant in any calendar year will receive a cash incentive award that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code having an aggregate maximum value in excess of $6 million.

Shares subject to awards under the Plan that are cancelled, forfeited, terminated or expire unexercised, or are settled in cash, in whole or in part, immediately become available for the granting of awards under the Plan to the extent of such cancellation, forfeiture, termination, expiration or cash settlement. In addition, the Compensation Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate, provided that notwithstanding anything to the contrary contained in the Plan, the following shares will not be added to the aggregate number of shares available for awards under the Plan: (a) shares tendered or otherwise used in payment of the option price of a stock option, (b) shares withheld or otherwise used by B&W to satisfy a tax withholding obligation, (c) shares subject to a stock appreciation right that are not actually issued in connection with its share settlement on exercise thereof, and (d) shares reacquired by B&W on the open market or otherwise using cash proceeds from the exercise of stock options.
Shares of common stock issued or transferred pursuant to awards granted under the Plan in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries will not count against the share limits under the Plan. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Plan, under circumstances further described in the Plan, but will not count against the share limits under the Plan.
The Compensation Committee generally will be able to amend the Plan, subject to shareholder approval in certain circumstances as described in the Plan.
The foregoing description of the Plan is qualified in its entirety by the complete terms of the Plan, which is filed as exhibit 4.3 hereto and is incorporated in this prospectus by reference.

Legal Matters
Jones Day will pass upon the validity of the shares of our common stock being offered hereby.
Experts
The consolidated and combined financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year-ended December 31, 2016 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which report expresses an unqualified opinion on the consolidated and combined financial statements and includes an explanatory paragraph referring to the completion of the spin-off of the Company by The Babcock & Wilcox Company effective June 30, 2015, and which expresses an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated and combined financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which are payable by us. All of the items below, except for the registration fee, are estimates.

Item	Amount
Securities and Exchange Commission registration fee	$4,369
Legal fees and expenses	20,000
Accounting fees and expenses	11,000
Miscellaneous expenses	5,000
Total	$40,369
Item 15.Indemnification of Directors and Officers.
Delaware Law
Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, such as a derivative action), if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of any actions by or in the right of the corporation, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.
Certificate of Incorporation and Bylaws
Our certificate of incorporation provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (a) for any breach of that director’s duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or as the provision hereafter may be amended, supplemented or replaced, or (d) for any transactions from which that director derived an improper personal benefit.
Our bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person for whom such person is the legal representative, is or was a director or officer of us or, while a director or officer of us, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans, against all liability and losses suffered and expenses (including attorneys’ fees) incurred by such person in connection with such action, suit or proceeding. Our bylaws also provide that we will pay the expenses incurred by a director or officer in defending any such proceeding in advance of its final disposition, subject to such person providing us with specified undertakings. Notwithstanding the foregoing, our bylaws provide that we shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by our board of directors. These rights are not exclusive of any other right that any person may have or may acquire under any statute, provision of our certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No amendment, modification or repeal of those provisions will in any way adversely affect any right or protection under those provisions of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Our bylaws also permit us to secure and maintain insurance on behalf of any of our directors, officers, employees or agents and each person who is, or was, serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise for any liability asserted against and incurred by such person in any such capacity. We have obtained directors’ and officers’ liability insurance providing coverage to our directors and officers.
Director and Officer Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify such persons to the fullest extent permitted by Delaware law, from claims and losses arising from their service to us (other than certain claims brought by the indemnified party against us or any of our officers and directors). The agreements also provide each indemnified person with expense advancement to the extent the expenses arise from, or might reasonably be expected to arise from, an indemnifiable claim and are expected to contain additional terms meant to facilitate a determination of the indemnified person’s entitlement to such benefits.

Item 16.	Exhibits.
The following documents are exhibits to the registration statement:

Exhibit Number	Description

4.1(a)	Amended and Restated Certificate of Incorporation of Babcock & Wilcox Enterprises, Inc.
4.2(b)	Amended and Restated By-laws of Babcock & Wilcox Enterprises, Inc.
4.3(c)	Amended and Restated 2015 Long-Term Incentive Plan of Babcock & Wilcox Enterprises, Inc.
5.1	Opinion of Jones Day.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Jones Day (Included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney.
__________

(a)	Incorporated by reference to Exhibit 3.1 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876).

(b)	Incorporated by reference to Exhibit 3.2 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876).

(c)	Incorporated by reference to Exhibit 10.8 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876).

Item 17.	Undertakings.
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended, which we refer to as the Securities Act or the Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that:

(A)
Paragraphs (1)(i), (ii), and (iii) of this Item 17 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Exchange Act that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) under the Exchange Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on March 2, 2017.
BABCOCK & WILCOX ENTERPRISES, INC.

By:	/s/ E. James Ferland
E. James Ferland, Attorney-in-Fact
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed below by the following persons in the capacities indicated as of March 2, 2017:

Signature	Title
/s/ E. James Ferland	Chairman and Chief Executive Officer (Principal Executive Officer)
E. James Ferland
*	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Jenny L. Apker
*	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
Daniel W. Hoehn
*	Director
Thomas A. Christopher
*	Director
Cynthia S. Dubin
*	Director
Brian K. Ferraioli
*	Director
Stephen G. Hanks
*	Director
Anne R. Pramaggiore
*	Director
Larry L. Weyers

*
The undersigned by signing his name hereto does sign and execute this registration statement on Form S-3 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ E. James Ferland
	E. James Ferland, Attorney-in-Fact	March 2, 2017

Index to Exhibit

Exhibit Number	Description

4.1(a)	Amended and Restated Certificate of Incorporation of Babcock & Wilcox Enterprises, Inc.
4.2(b)	Amended and Restated By-laws of Babcock & Wilcox Enterprises, Inc.
4.3(c)	Amended and Restated 2015 Long-Term Incentive Plan of Babcock & Wilcox Enterprises, Inc.
5.1	Opinion of Jones Day
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Jones Day (Included in Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney
__________

(a)	Incorporated by reference to Exhibit 3.1 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876).

(b)	Incorporated by reference to Exhibit 3.2 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876).

(c)	Incorporated by reference to Exhibit 10.8 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876).